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                                                                     EXHIBIT 4.1


                         SUBSEQUENT TRANSFER INSTRUMENT

         Pursuant to this Subsequent Transfer Instrument, dated December 27 2001 (the "Instrument"), among Long Beach Mortgage Company as seller (the "Seller"), Long Beach Securities Corp. as depositor (the "Depositor"), Bankers Trust Company of California, N.A. as trust administrator (the "Trust Administrator") and First Union National Bank as trustee of the Long Beach Mortgage Loan Trust 2001-4 (the "Trustee"), and pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2001 (the "Pooling and Servicing Agreement"), among the Depositor, Seller as master servicer, Bankers Trust Company of California, N.A. as trust administrator and the Trustee, the Seller, the Depositor and the Trustee agree to the sale of the Mortgage Loans listed on the attached Schedule of Mortgage Loans (the "Subsequent Mortgage Loans") by the Seller to the Depositor and the Depositor to the Trust, as described below.

         Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

         Section 1. CONVEYANCE OF SUBSEQUENT MORTGAGE LOANS.

         (a) The Seller does hereby sell, transfer, assign, set over and convey to the Depositor and the Depositor does hereby sell, transfer, assign, set over and convey to the Trustee in trust, on behalf of the Trust, without recourse, all of its right, title and interest in and to the Subsequent Mortgage Loans, and including all amounts due on the Subsequent Mortgage Loans after the Subsequent Cut-off Date, and all items with respect to the Subsequent Mortgage Loans to be delivered pursuant to Section 2.01 of the Pooling and Servicing Agreement; provided, however that the Depositor reserves and retains all right, title and interest in and to amounts due on the Subsequent Mortgage Loans on or prior to the Subsequent Cut-off Date. The Seller, contemporaneously with the delivery of this Agreement, has delivered or caused to be delivered to the Trust Administrator each item set forth in Section 2.01 of the Pooling and Servicing Agreement related to the Subsequent Mortgage Loans. The transfer to the Depositor by the Seller and the transfer to the Trustee by the Depositor of the Subsequent Mortgage Loans identified on the Mortgage Loan Schedule shall be absolute and is intended by the Depositor, the Master Servicer, the Trustee and the Certificateholders to constitute and to be treated as a sale by the Seller to the Depositor and the Depositor to the Trust.

         (b) The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee without recourse for the benefit of the Certificateholders all the right, title and interest of the Depositor, in, to and under the Mortgage Loan Purchase Agreement, dated November 30, 2001, between the Depositor as purchaser and the Master Servicer as seller, to the extent of the Subsequent Mortgage Loans.
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         (c) Additional terms of the sale are set forth on Attachment A hereto.

         Section 2. REPRESENTATIONS AND WARRANTIES; CONDITIONS PRECEDENT.

         (a) The Seller hereby confirms that each of the conditions precedent and the representations and warranties set forth in Section 6(iii) of the Mortgage Loan Purchase Agreement are satisfied as of the hereof. The Depositor hereby confirms that each of the conditions precedent and the representations and warranties set forth in Section 2.07 of the Pooling and Servicing Agreement are satisfied as of the date hereof.

         (b) All terms and conditions of the Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement are hereby ratified and confirmed; provided, however, that in the event of any conflict, the provisions of this Instrument shall control over the conflicting provisions of the Mortgage Loan Purchase Agreement and/or the Pooling and Servicing Agreement.

         Section 3. RECORDATION OF INSTRUMENT.

         To the extent permitted by applicable law, this Instrument, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere.

         Section 4. GOVERNING LAW.

         This Instrument and the rights, duties, obligations and responsibilities of the parties hereto shall be governed by and construed in accordance with the laws and decisions of the State of New York, without regard to the conflicts of law principles. The parties hereto intend that the provisions of Section 5-1401 of the New York General Obligations Law shall apply to this Instrument.

         Section 5. COUNTERPARTS.

         This Instrument may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same instrument.

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         Section 6. SUCCESSORS AND ASSIGNS.

         This Instrument shall inure to the benefit of and be binding upon the Depositor and the Trustee and their respective successors and assigns.


LONG BEACH MORTGAGE COMPANY


By: /s/ Jeffery A Sorensen
    -----------------------
Name:  Jeffery A Sorensen
Title: First Vice President

LONG BEACH SECURITIES CORP.



By: /s/ Jeffery A Sorensen
    -----------------------
Name:  Jeffery A Sorensen
Title: Vice President

FIRST UNION NATIONAL BANK, as Trustee
for Long Beach Mortgage Loan Trust 2001-4


By:    /s/ B. Tinnin
       ---------------------------
Name:  Bryon M. Tinnin
       ---------------------------
Title: Assistant Vice President
       ---------------------------

BANKERS TRUST COMPANY OF CALIFORNIA, N.A., as Trust Administrator for Long Beach Mortgage Loan Trust 2001-4


By:    /s/ R. Reyes
       ---------------------------
Name:  Ronaldo Reyes
       ---------------------------
Title: Associate
       ---------------------------

ATTACHMENTS

         A. Additional terms of sale.
         B. Schedule of Subsequent Mortgage Loans.
         C. Schedule of Prepayment Charges

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                                  ATTACHMENT A

ADDITIONAL TERMS OF SALE

         A. General

                  1. Subsequent Cut-off Date: The later of (i) December 1, 2001 and (ii) the date of origination of the Subsequent Mortgage Loans.

                  2.       Subsequent Transfer Date: December 27, 2001

                  3. Aggregate Principal Balance of the Subsequent Mortgage Loans as of the Subsequent Cut-off Date:
                           $431,002,199.41; Aggregate Principal Balance of the Group I Subsequent Mortgage Loans as of the Subsequent Cut-off Date: $312,327,863.04; and Aggregate Principal Balance of the Group II Subsequent Mortgage Loans as of the Subsequent Cut-off Date: $118,674,336.37

                  4.       Purchase Price: 100.00%

         B. Notwithstanding the foregoing, any Subsequent Mortgage Loan may be rejected by (i) the NIMS Insurer, (ii) the Guarantor, or (ii) any Rating Agency if the inclusion of such Subsequent Mortgage Loan would adversely affect the ratings on any Class of Certificates or the NIM Notes.

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                                  ATTACHMENT B

                      SCHEDULE OF SUBSEQUENT MORTGAGE LOANS

                                [FILED BY PAPER]

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                                  ATTACHMENT C

                         SCHEDULE OF PREPAYMENT CHARGES

                            [AVAILABLE UPON REQUEST]